   As filed with the Securities and Exchange Commission on February 22, 1994

                                                Registration No. 33-52115
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                         ___________________________

                               AMENDMENT NO. 1
                                      TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         ___________________________

                            WAINOCO OIL CORPORATION
             (Exact name of registrant as specified in its charter)

             WYOMING                              74-1895085
   (State or other jurisdiction                (I.R.S. Employer
 of incorporation or organization)           Identification Number)


                        1200 SMITH STREET, SUITE 2100
                            HOUSTON, TEXAS 77002
                               (713) 658-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              JULIE H. EDWARDS
                           WAINOCO OIL CORPORATION
                         1200 SMITH STREET, SUITE 2100
                              HOUSTON, TEXAS 77002
                                 (713) 658-9900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copy to:
                              DOUGLAS Y. BECH
                          GARDERE & WYNNE, L.L.P.
                         7250 TEXAS COMMERCE TOWER
                             600 TRAVIS STREET
                         HOUSTON, TEXAS 77002-3007
                              (713) 547-3500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

                                                                      PROSPECTUS





                                 175,275 Shares

                            WAINOCO OIL CORPORATION

                                  Common Stock

                             _______________________


         This Prospectus relates to 175,275 shares (the "Shares") of Common Stock, without par value ("Common Stock"), of Wainoco Oil Corporation (together with its subsidiaries, when applicable, the "Company") that the Company is offering in exchange for Interim Receipts (the "Interim Receipts") the Company issued for $883,386. The Interim Receipts entitle the holder thereof to one share of Common Stock and were issued in a flow-through share transaction that allocated to such holder the Canadian tax deductions attributable to certain of the Company's exploration and development activities in Canada. The Company will bear certain expenses of the offering.

                             _______________________



 SEE "INVESTMENT CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD
               BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN
                        THE COMMON STOCK OFFERED HEREBY.



    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _______________________


                The date of this Prospectus is February  , 1994.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied at the public reference facilities the Commission maintains at its offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549- 1004, as well as the Commission's Regional Offices located at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The Company's Common Stock is listed on the New York Stock Exchange and the Alberta Stock Exchange, the Company's 10-3/4% Subordinated Debentures Due 1998 are listed on the American Stock Exchange and the Company's 12% Senior Notes Due 2002 are listed on the New York Stock Exchange. The Company's registration statements, reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the American Stock Exchange, 86 Trinity Place, New York, New York 10006 and the Alberta Stock Exchange, Stock Exchange Tower, 300 Fifth Avenue, S.W., Calgary, Alberta T2P 3C4.

         This Prospectus, which constitutes a part of a registration statement (the "Registration Statement") the Company has filed with the Commission under the Securities Act, omits certain information set forth in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Copies of the Registration Statement and the exhibits thereto are on file at the Commission's offices and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the Commission's public reference facilities described above.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company has filed (File No. 1-7627) the following documents with the Commission pursuant to the Exchange Act, these documents are incorporated by reference and made a part of this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (filed March 10, 1993), as amended on Forms 10-K/A (filed July 8 and July 9, 1993); (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1993 (filed May 17, 1993), as amended on Form 10-Q/A (filed July 9, 1993); (c) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 1993 and September 30, 1993 (filed August 16, and November 12, 1993, respectively); and (d) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A (filed November 15, 1972).

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing thereof. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference as a part of the Registration Statement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Requests should be directed to the principal executive office of Wainoco Oil Corporation, 1200 Smith Street, Suite 2100, Houston, Texas 77002, Attention: Julie H. Edwards, Vice President -- Secretary & Treasurer (telephone: (713) 658-9900).


                                  THE COMPANY

         The Company is an independent energy company that explores for and produces oil and natural gas in North America, principally in western Canada, the onshore and shallow offshore Gulf Coast region of the United States, selected areas of the midcontinent and the Los Angeles Basin. Exploration and development activities are conducted by the Company directly and through joint drilling and operating arrangements. Oil and natural gas reserves are also obtained through the acquisition of producing properties. The Company also operates a crude oil refinery in Cheyenne, Wyoming and has an interest in a crude oil pipeline that runs from Guernsey, Wyoming to the refinery.

         The Company is a Wyoming corporation and is the successor to an Alberta, Canada company originally incorporated under the laws of Ontario, Canada in 1949. The Company has three principal offices, one in Houston, Texas, which is the Company's corporate headquarters, one in Calgary, Alberta, and one in Denver, Colorado. The Company's executive office is located at 1200 Smith Street, Suite 2100, Houston, Texas 77002, and its telephone number is
(713) 658-9900.


                           INVESTMENT CONSIDERATIONS

         Prospective investors should carefully consider the following factors, in addition to the other information in this Prospectus, when contemplating an investment in the Common Stock.

EXPLORATION AND PRODUCTION OPERATIONS

         Market Conditions. Revenues generated by the Company's operations and the carrying value of its oil and natural gas properties are highly dependent on the prices of and demand for oil and natural gas. The Company's ability to maintain its borrowing capacity and to obtain additional capital on attractive terms also is substantially dependent on oil and natural gas prices. Various factors beyond the Company's control affect prices of oil and natural gas, including worldwide and domestic supplies of oil and gas, political and economic conditions, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal, state or provincial regulations, taxes and price controls. In addition, declines in the prices of oil and gas could require write-downs in the carrying value of the Company's oil and gas properties.

         The Company's long-term purchasers have, for various reasons, in the past curtailed purchases of natural gas. Substantial curtailments in deliveries of gas for an extended time from any of the Company's major producing properties could have a material adverse effect on the Company unless the purchaser pays for the gas not taken. There can be no assurance that curtailments of gas purchases will not take place or that their impact on the Company will not be material.

         Approximately 24% of the gas the Company sold during the nine months ended September 30, 1993 was supplied under contracts that provide for supplies of fixed volumes of gas. If the Company were not able to supply the gas required under these contracts (as a result of high demand, for example), it would be required to fulfill its supply obligations by purchasing gas in the spot market, where prices may exceed the contract prices.

         Operating Conditions. Exploration for and production of oil and natural gas can be hazardous, involving unforeseen occurrences such as blow-outs, cratering, pollution, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life or damage to property or the environment. As is common in the oil and gas industry, the Company is not fully insured against all of these risks, either because insurance is not available or because the Company has elected not to insure due to high premium costs. The occurrence of a significant event which is not fully insured could have a material adverse effect on the Company's financial position.

         Competition. The Company encounters strong competition from other independent operators and from major oil companies in acquiring properties suitable for exploration, in contracting for drilling equipment, in securing trained personnel and in marketing oil and gas production.

         Reliance on Estimates of Proved Reserves. There are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves, including many factors beyond the Company's control. Certain events, including production, acquisitions and future drilling and development, could result in increases or decreases in estimated proved quantities of oil and gas reserves. In addition, estimates of the Company's future net cash flows from proved reserves and the present value thereof are based on certain assumptions regarding future oil and gas prices, production levels and operating and development costs that may not prove to be correct. Any significant variance in these assumptions could materially affect the estimated quantity and value of reserves set forth in the information incorporated by reference in this Prospectus.

         Governmental and Environmental Regulations. The oil and gas business is subject to broad governmental regulation in Canada and the United States. The Company is also required to comply with federal, state and provincial laws and regulations relating to environmental and worker safety matters. The Company has expended managerial and financial resources and technology to comply with such applicable laws in its operations and anticipates that it will continue to do so in the future. Although the Company believes that it is in substantial compliance with such laws, there can be no assurance that present and future regulation of the oil and gas industry will not adversely affect the Company's operations.

REFINING OPERATIONS

         Effect of Crude Oil and Refined Product Prices. The income and cash flow of Frontier Holdings Inc. ("Frontier"), the subsidiary of the Company that conducts its refining business (the "Frontier Refinery"), are derived from the margin between its costs to obtain and refine crude oil and the price for which it can sell its refined products. The price of crude oil strongly influences the price at which Frontier can sell gasoline and its other refined products. Factors that are beyond the Company's control may cause the cost of crude oil Frontier purchases and the price of refined products Frontier sells to fluctuate widely. The Frontier Refinery maintains inventories of crude oil, intermediate products and refined products, the value of each of which is subject to rapid fluctuations in market prices. A rapid and significant increase or decrease in market prices for crude oil or refined products could have an adverse impact on the Company's earnings and cash flow.

         The Frontier Refinery can process a high percentage of sour crude oil, enabling the Company to benefit from the lower cost of sour crude relative to sweet crude. Because income and cash flow from refining operations are dependent in part on this cost differential, any narrowing of the sweet/sour crude spread would likely cause a reduction in operating margin and decrease in the refinery's earnings and cash flow. A narrowing of the sweet/sour crude spread could result from, among other things, a decrease in the supply of sour crude or an increase in sour crude refining capacity of the refinery's competitors.

         Operating Conditions. The Frontier Refinery consists of many processing units, a number of which have been in operation for substantial periods of time. The Company believes that, prior to acquisition of the Frontier Refinery by the Company, certain units may not have been well maintained and, consequently, the Frontier Refinery has been subject to more frequent downtime for repair or turnaround for periodic maintenance than would otherwise be expected. A portion of the Company's capital expenditures since its acquisition of the Frontier Refinery in late 1991 have been made to improve the operating reliability of such units.

         All of the Company's refining activities currently are conducted at the Frontier Refinery's single location. As a result, the Company's operations are subject to significant interruption if the Frontier Refinery were to experience a major accident, shutdown or equipment failure or if it were damaged by severe weather or other natural disaster. The Frontier Refinery receives a significant portion of its crude oil feedstock via the Company's interest in a crude oil pipeline. Damage to the pipeline could also interrupt or otherwise materially affect operations.

         Competition. Competition for the Frontier Refinery's products is based primarily on price, including transportation costs. Approximately 60% of the Frontier Refinery's production of gasoline is sold in the Denver regional market, which is the most important competitive product marketing area in the Rocky Mountain region. The refinery's products compete with products from two refineries located in Denver, two refineries in Wyoming, and four product pipelines which terminate in the Denver area. The construction of an additional product pipeline into the area has been announced. Frontier encounters strong competition from other companies in marketing the refinery's other refined products. Many of the refineries in the region are owned by companies that have significantly greater financial resources and/or refining capacity than Frontier. Certain of these competitors, as integrated oil companies, also have the advantage of owning or controlling crude oil reserves or other sources of crude oil supply, crude oil and product pipelines and service stations and other product marketing outlets. Because of the Frontier Refinery's configuration, which enables it to process sour crude, its age and condition, Frontier believes its costs of refining crude oil are higher than its direct competitors.

         Seasonality. Demand for gasoline and asphalt products is higher during the summer months than during the winter months due to seasonal increases in driving and road construction work. As a result, Frontier's operation results for the first and fourth calendar quarters are generally below those for the second and third quarters. The results of operations for any quarter are not necessarily indicative of the results of operations that may be achieved for the full year.

         Government and Environmental Regulations. The Company's refining operations are heavily regulated at the federal and state levels. Frontier has made capital expenditures relating to such laws and regulations in the past, and will be required to make capital expenditures in the future to comply with such laws and regulations. The Company's management believes that it is operating in substantial compliance with currently applicable laws and regulations, but it is possible that new laws or regulations or stricter enforcement policies with respect to existing laws and regulations could require the Company to make additional capital expenditures to comply with such laws and regulations. Refining operations have been and will be affected by the new product specifications required by the Clean Air Act Amendments of 1990 regarding the addition of oxygenates to gasoline and the reduction in the allowable sulfur content of on-road diesel fuel to .05% sulfur ("low sulfur diesel"). The specifications relating to oxygenates became effective in November 1992, and the specifications relating to low sulfur diesel became effective in October 1993.

RECENT LOSSES

         The Company had net losses in each of the three years ended December 31, 1992 and in the nine months ended September 30, 1993. There can be no assurance that the Company will be profitable in the future.

IMPACT OF CHANGING PRICES

         The Company's revenues and cash flow, as well as estimates of future cash flows from oil and gas reserves, are very sensitive to changes in energy prices. Major shifts in the cost of crude and the price of refined products can result in a shrinkage of operating margins from refining operations. In addition, energy prices determine the carrying value of the Frontier Refinery's inventory. Reductions in the prices received for oil and gas production could require noncash write-downs of oil and gas assets.

CURRENCY FLUCTUATIONS

         At December 31, 1992, approximately 70% of the Company's estimated proved equivalent reserves were located in Canada. As a result, the Company's operations face the risk of fluctuations in the value of the Canadian dollar relative to the U.S. dollar. There can be no assurance that future fluctuations in the value of the Canadian dollar relative to the U.S. dollar will not have an adverse effect on the Company.

RESTRICTIONS DUE TO HIGH LEVERAGE

         The Company was highly leveraged at September 30, 1993, as reflected by its debt to total capitalization ratio of 77%. As of the same date, the Company had total long-term debt of $197 million, of which $100 million bears interest at an annual rate of 12%. The Company's debt agreements contain various restrictive covenants and maintenance requirements.

         The Company's leverage will have important consequences to investors, including the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of the Company's debt service obligations; (ii) the Company's high degree of leverage will make it more vulnerable to downward swings in the oil and gas and refining industries or to certain sustained interruptions at the Frontier Refinery; and (iii) the Company may be more highly leveraged and pay higher interest rates than other companies in its industry, which may place it at a competitive disadvantage. If, and to the extent, the Company requires additional financing in the future for working capital, capital expenditures or other purposes, the Company's leverage may impair its ability to obtain such additional financing.

ABSENCE OF DIVIDENDS

         The Company has not paid cash dividends on the Common Stock since 1982 and does not intend to pay dividends in the foreseeable future. In addition, the Company's ability to pay dividends is restricted under its debt agreements and the Indenture relating to its 12% Senior Notes Due 2002, which prohibits the Company from paying dividends until, subject to additional conditions, it funds a $12 million debt service reserve account.

LABOR RELATIONS

         The Frontier Refinery employs approximately 200 union members represented by seven bargaining units under three-year agreements entered into in May 1993. The operations of the refinery could be adversely affected by a strike or work stoppage.

                              PLAN OF DISTRIBUTION

         In July and November 1993, the Company issued a total of 175,275 Interim Receipts to Northridge Resource Capital, Limited Partnership -- 1993 (the "Partnership") for $883,386 in a flow-through share transaction pursuant to a Share Purchase Agreement, dated May 19, 1993, between the Company and the Partnership (the "Purchase Agreement"). The Company used the proceeds from the Interim Receipts to fund oil and gas exploration and development activities in Canada. In this transaction, the Company renounced certain Canadian income tax deductions for qualifying Canadian Exploration Expenses and Canadian Development Expenses attributable to such exploration and development activities to the Partnership, all as provided under Canadian tax law. Accordingly, the Company received no tax benefits from the oil and gas exploration and development activities funded with the proceeds raised.

         The Shares being offered hereby are being offered as a result of the Partnership exercising its right under the Purchase Agreement to exchange its Interim Receipts for an equal number of shares of Common Stock. The Company will not receive any proceeds from the exchange of the Interim Receipts for the Shares, but will bear the expenses of the offering contemplated hereby (which are estimated to be $16,000). Upon completion of this offering, the Shares will be listed for trading on the New York Stock Exchange and the Alberta Stock Exchange under the Symbol "WOL."

         After the offering contemplated hereby, the Partnership will hold 175,275 shares (less than 1% of the outstanding shares) of Common Stock. The Partnership may from time to time sell all or a portion of the Shares on the New York Stock Exchange, the Alberta Stock Exchange, in the over-the-counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market prices or at negotiated prices. The methods by which the Shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) exchange distributions and/or secondary distributions in accordance with the rules of the New York Stock Exchange or Alberta Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.

         There is no assurance that the Partnership will sell any or all of the Shares offered hereby.

                                    DILUTION

         The Company's net tangible book value at September 30, 1993 before consideration of commitments to issue Common Stock as evidenced by the Interim Receipts was $1.85 per share of Common Stock. Net tangible book value per share of Common Stock is determined by dividing the Company's tangible net worth (tangible assets less liabilities) by the total number of shares of Common Stock outstanding. After giving effect to the Company's exchange of the Shares for the Interim Receipts, which have a book value of $5.04 per share, and the cancellation of the Interim Receipts, and after deducting estimated offering expenses payable by the Company, the Company's net tangible book value at September 30 would have been $1.87 per share. This represents an immediate increase in the net tangible book value of $ .02 per share to existing shareholders and a dilution of $3.17* per share to new investors. The following table illustrates this per share dilution:

                     Book value of interim receipts    . . . . . . . . . . . . . . .                    $5.04
                              Net tangible book value per share before the offering       $ 1.85
                              Increase per share attributable to new investors   . .      $  .02
                                                                                          ------
                     Adjusted tangible book value per share after the offering   . .                     1.87
                                                                                                        -----

                     Dilution to new investors   . . . . . . . . . . . . . . . . . .                     3.17*
                                                                                                        -----

- ------------

* Does not take into effect the tax benefits granted to the new investors resulting from the Company's renouncement of such benefits under the flow-through share transaction described under "Plan of Distribution."


                                 LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for the Company by Gardere & Wynne, L.L.P., 7250 Texas Commerce Tower, 600 Travis Street, Houston, Texas 77002-3007. Douglas Y. Bech, a partner in Gardere & Wynne, L.L.P., is a director of the Company.


                                    EXPERTS

         The audited financial statements and the related supplemental schedules incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as stated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================
       NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN
CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED
BY THE COMPANY OR ANY OTHER PERSON.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY,
BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR
SOLICITATION IS NOT  AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH
OFFER OR SOLICITATION IS NOT  QUALIFIED TO DO SO, OR TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH  OFFER OR SOLICITATION. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE  SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE
IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION
IS FURNISHED.



                       _________________


                       TABLE OF CONTENTS


                                                          Page
                                                          ----
 Available Information   . . . . . . . . . . . . . . . .    2
 Incorporation of Certain Documents by Reference   . . .    2
 The Company   . . . . . . . . . . . . . . . . . . . . .    3
 Investment Considerations . . . . . . . . . . . . . . .    3
 Plan of Distribution  . . . . . . . . . . . . . . . . .    6
 Dilution  . . . . . . . . . . . . . . . . . . . . . . .    6
 Legal Matters . . . . . . . . . . . . . . . . . . . . .    7
 Experts   . . . . . . . . . . . . . . . . . . . . . . .    7


================================================================================

                                175,275 Shares

                           WAINOCO OIL CORPORATION


                                 Common Stock

                             ___________________

                                  PROSPECTUS

                             ___________________

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The expenses to be paid by the Registrant in connection with this offering are estimated as follows:


                 Securities and Exchange Commission registration fee  . . . . . . . . . . . . . . . . . . . . .  $   305.00
                 Legal fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $12,860.00
                 Alberta Stock Exchange additional listing fee  . . . . . . . . . . . . . . . . . . . . . . . .  $   250.00
                 NYSE additional listing fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $ 2,585.00
                                                                                                                 ----------

                         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $16,000.00
                                                                                                                 ==========


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 17-16-850 through 17-16-858 of the 1989 Wyoming Business Corporation Act provide that a corporation may indemnify any person who was, is or may be made a party to any threatened, pending or completed action, suit or proceeding. whether civil, criminal, administrative or investigative and whether formal or informal, because he is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgements, settlements, penalties, fines, including an excise tax assessed with respect to an employee benefit plan, and reasonable expenses, including counsel fees, incurred in respect to such action, suit or proceeding if he conducted himself in good faith and reasonably believed that his conduct was in or at least not opposed to the corporation's best interests and, with respect to any criminal action, suit or proceeding, he had no reasonable cause to believe his conduct was unlawful.

         Article Eight of the Registrant's Articles of Incorporation, as amended, provides for the indemnification of directors, officers, employees and agents of the Registrant. Specifically, Article Eight provides in part that:

         The corporation shall indemnify, in the manner and to the full extent authorized by law (as now in effect or later amended), any person who is or may be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, by reason of the fact that he is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the action, suit, proceeding or investigation, and judgements, fines and amounts paid in settlement if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, proceeding or investigation by judgement, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which is reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         The Bylaws of the Registrant also contain indemnification provisions which confirm to Article Eight of the Registrant's Articles of Incorporation, as amended.

         The Registrant maintains Directors and Officers' Liability Insurance and has entered into indemnification agreements with its directors and certain of its officers.

ITEM 16.         EXHIBITS.

         Exhibits:

        4.1      --      Restated Articles of Incorporation of the Company (filed as Exhibit 4.1 to Amendment No. 1 to the Company's
                         Form S-3 filed on June 25, 1993).

        4.2      --      Fourth restated Bylaws of the Company, as amended (filed as Exhibit 3.2 to the Company's Form 10-K dated
                         December 31, 1992).

       *5.1      --      Opinion of Gardere & Wynne, L.L.P.

       23.1      --      Consent of Arthur Andersen & Co.

       23.2      --      Consent of Gardere & Wynne, L.L.P. (included in Exhibit 5.1).

       24.1      --      Power of Attorney (set forth on page II-5).

       *  Previously filed.


ITEM 17.         UNDERTAKINGS.

         The Company hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions described in Item 15 or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in a successful defense of any action, suit, or proceeding) is asserted against the Company by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on the 22nd day of February, 1994.

                                        WAINOCO OIL CORPORATION



                                        By: /s/ JULIE H. EDWARDS
                                            -------------------------
                                                Julie H. Edwards
                                                Vice President -
                                                Secretary and Treasurer

                               POWER OF ATTORNEY

                 Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons and in the capacities indicated on the dates indicated below.

           Signature                   Title                     Date
           ---------                   -----                     ----

             *
__________________________     Chairman and Director         February 22, 1994
      John B. Ashmun


             *
__________________________     President, Chief Executive    February 22, 1994
      James R. Gibbs           Officer, Chief Operating
                               Officer and  Director

             *
__________________________     Director                      February 22, 1994
     Douglas Y. Bech


             *
__________________________     Director                      February 22, 1994
     James S. Palmer


             *
__________________________     Director                      February 22, 1994
     Derek A. Price


             *
__________________________     Director                      February 22, 1994
     Carl W. Schafer


             *
__________________________     Director                      February 22, 1994
    William Scheerer, II

             *
__________________________     Vice President -              February 22, 1994
    Julie H. Edwards           Secretary & Treasurer


             *
__________________________     Vice President -              February 22, 1994
    George E. Aldrich          Controller and Principal
                               Accounting Officer


* By: /s/ JULIE H. EDWARDS
      ____________________
      Julie H. Edwards
      as Attorney-in-Fact

                               INDEX TO EXHIBITS

                                                                                                          SEQUENTIALLY
                                                                                                            NUMBERED
            EXHIBIT NO.                                 DESCRIPTION OF EXHIBIT                                 PAGE
            -----------                                 ----------------------                           -----------------
                4.1       --      Restated Articles of Incorporation of the Company, (filed as
                                  Exhibit 4.1 to Amendment No. 1 the Company's Form S-3 filed on June 25, 1993).

                4.2       --      Fourth restated Bylaws of the Company, as amended (filed as
                                  Exhibit 3.2 to the Company's Form 10-K dated December 31, 1992).

               *5.1       --      Opinion of Gardere & Wynne, L.L.P.

               23.1       --      Consent of Arthur Andersen & Co.

               23.2       --      Consent of Gardere & Wynne, L.L.P. (included in Exhibit 5.1)

               24.1       --      Power of Attorney (set forth on page II-5)

- ---------------
*  Previously filed.